Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Announces Second Quarter Financial Results — Returns to Profitability

Total operating revenue up 6% over same quarter 2019; expects increase of 11% in third quarter versus the same quarter in 2019

Record TRASM of up 24% over same quarter 2019; expects sequential improvement in third quarter versus the same quarter in 2019

Operating margin of 7.2% and adjusted operating margin of 8.2% marking first quarter of profitability since COVID-19 began

CHICAGO, July 20, 2022 – United Airlines (UAL) today reported second quarter 2022 financial results. The company achieved the highest second quarter revenue in its history, delivering its first profitable quarter since COVID-19 began, despite record-high fuel prices. The second quarter results combined with continued progress the company is seeing affirms United's confidence in achieving the long-term adjusted pre-tax margin1 targets of approximately 9 percent in 2023 and about 14 percent in 2026 that are part of the United Next strategy.
For the quarter, the company saw operating revenue up 6 percent versus the same quarter in 2019 and expects to see sequential improvement in the third quarter. The company also had record-setting TRASM (Total Revenue Per Available Seat Mile), up 24 percent versus the same quarter in 2019 and expects 24 to 26 percent improvement in the third quarter over third quarter 2019. Second quarter revenue improved at a rapid pace and while the company anticipates the economy will slow in the near to medium term, the continuing pandemic recovery is more than offsetting economic headwinds — leading to expected revenue and earnings acceleration in the third quarter. As a result, the company continues to expect to be profitable for the full year 2022. Additionally, even as the industry faced several, well-documented operational challenges throughout the quarter, United performed well and with the exception of Newark had operating results largely in line with 2019.
"I am grateful to the United team that has fought through severe systemic challenges impacting all of global aviation to serve our customers," said United Airlines CEO Scott Kirby. “It's nice to return to
1 The company is not providing a target for or a reconciliation to the most directly comparable GAAP measure because the company is unable to predict certain items contained in the GAAP measure without unreasonable efforts. For additional information about the reconciling items and their significance, see "Non-GAAP Financial Information" below.

United Airlines Announces Financial Results – Returns to Profitability
profitability – but we must confront three risks that could grow over the next 6-18 months. Industry-wide operational challenges that limit the system’s capacity, record fuel prices and the increasing possibility of a global recession are each real challenges that we are already addressing. These fundamental challenges have already led to higher costs, higher fuel prices but, also higher revenue, which means we’re as confident as ever we will deliver on our 9 percent adjusted pre-tax margin target in 2023.”

United Airlines Announces Financial Results – Returns to Profitability
Second Quarter Financial Results
•Reported second quarter 2022 net income of $329 million, adjusted net income2 of $471 million.
•Reported second quarter 2022 capacity down 15% compared to second quarter 2019.
•Reported second quarter 2022 total operating revenue of $12.1 billion, up 6% compared to second quarter 2019.
•Reported second quarter 2022 TRASM of up 24% compared to second quarter 2019.
•Reported second quarter 2022 Cost Per Available Seat Mile (CASM) of up 32%, and CASM-ex2 of up 17%, compared to second quarter 2019.
•Reported second quarter 2022 operating margin of 7.2%, adjusted operating margin2 of 8.2%.
•Reported second quarter 2022 pre-tax margin of 3.8%, adjusted pre-tax margin2 of 5.0%.
•Reported second quarter 2022 fuel price of approximately $4.18 per gallon.
•Reported second quarter 2022 payments of long-term debt, finance leases and other financing liabilities of $1.0 billion.
•Reported second quarter 2022 ending available liquidity3 of $22 billion.
Operational Performance
•ConnectionSaver tool helped save more than 150,000 connections, assisting more than 1,600 customers daily on average.
•Inflight satisfaction for on-time flights remained at the highest historic level, achieving 80% for the quarter.
•700,000 customers used the Agent on Demand platform since the beginning of the year.
Key Highlights
•Launched a new, national advertising campaign – "Good Leads The Way" – that tells the story of United's leadership in areas like customer service, diversity and sustainability, and captures the optimism fueling the airline's large ambitions at a time of unprecedented demand in air travel.
•Announced expansion of its Flight Training Center in Denver, already the largest facility of its kind in the world, as United seeks to hire an additional 10,000 pilots by 2030.
•Became the first airline to donate flights in support of the White House's Operation Fly Formula and transported Kendamil formula free of charge from Heathrow Airport in London to its Washington, Dulles hub.
Customer-Focused Enhancements
2 For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.
3 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Announces Financial Results – Returns to Profitability
•Opened the new United ClubSM location at Newark Liberty International Airport, a 30,000 square foot space offering travelers a modern design, enhanced amenities and culinary offerings.
•Debuted new custom amenity kits for United Polaris® from Away ahead of summer travel.
•Announced limited-time collaboration with Spritz Society to offer complimentary premium cocktails on flights from Chicago to Milan and Newark to Rome, and in select United Clubs.
•Debuted new plant-based menu items from Impossible Foods as part of United's commitment to add more vegan and vegetarian options to its culinary line-up amidst growing demand for plant-based meat.
Network
•Announced year-round, nonstop service between San Francisco, California, and Brisbane, Australia, becoming the first U.S. airline to add a new transpacific destination to its global network since the start of COVID-19.
•Announced the company's application with the U.S. Department of Transportation (DOT) for three weekly nonstop flights between Washington, D.C., and Cape Town, South Africa. The application was tentatively approved by the DOT earlier this month.
•Resumed nonstop service between San Francisco and Melbourne, Australia.
•Kicked off the launch of the largest transatlantic expansion in United history with 10 new routes including new destinations Amman, Jordan; Bergen, Norway; Nice, France; Ponta Delgada, Portugal; Palma de Mallorca, Spain; and Tenerife, Spain.
•Expanded the airline's codeshare agreement with Star Alliance member Singapore Airlines, making it easier for customers to travel to more cities in the United States, Southeast Asia and other destinations in the Asia-Pacific region.
•Launched a new alliance partnership with Virgin Australia, providing customers new connectivity to Australian cities beyond nonstop services.
•Resumed 24 international routes in the second quarter.
•Announced new three times weekly service between Tokyo, Japan, and Saipan in the Commonwealth of the Northern Mariana Islands beginning in September 2022.
Environmental, Social and Governance (ESG)
•Announced a new collaboration with OneTen, a coalition committed to upskill, hire and advance Black talent into family-sustaining careers over the next 10 years.
•United Airlines Ventures announced an investment in and commercial agreement with Dimensional Energy, another step forward to reaching United's pledge to become 100% green by

United Airlines Announces Financial Results – Returns to Profitability
achieving net-zero greenhouse gas emissions by 2050, without relying on the use of traditional carbon offsets.
•Became the first U.S. airline to sign an agreement with Neste to purchase sustainable aviation fuel overseas.
•United employees and their families participated in 11 different Pride parades in June and July in United hub markets and beyond.
•United employees and their families participated in nearly 20 different Earth Month events across our hub communities and beyond.
•Over 42 million miles and more than $400,000 donated to World Central Kitchen, Airlink, American Red Cross, and Americares in support of Ukraine relief efforts by United's customers, with an additional 5 million miles and $100,000 matched by United.
•Hosted send-off events for more than 350 athletes and their families flying to the 2022 USA Special Olympics Games in Orlando, Florida, including a fellow O'Hare International Airport Special Olympics Service Ambassador.
•United welcomed 50 local youths and their family members to its Los Angeles International Airport maintenance facility for a three-week aviation program.
•Sponsored the "Girls Rock Wings" event with Sisters of the Skies, allowing more than 60 young Black women, ages 10-18, to envision a future in aviation.
•United, in partnership with the Warriors Community Foundation and Good Tidings Foundation, revealed the newly refurbished basketball court and gymnasium at the Willie Mays Boys and Girls Club of San Francisco.
•In the second quarter, through a combination of cargo-only and passenger flights, United transported approximately 275 million pounds of freight, including COVID-19 vaccines and other essential supplies, which included nearly 33 million pounds of vital shipments, such as medical kits, personal protective equipment, pharmaceuticals, and medical equipment.

United Airlines Announces Financial Results – Returns to Profitability
Earnings Call
UAL will hold a conference call to discuss second quarter 2022 financial results, as well as its financial and operational outlook for third quarter 2022 and beyond, on Thursday, July 21, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.
The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.

Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available through the company's investor relations website at https://ir.united.com. Management will also discuss certain business outlook items during the quarterly earnings conference call.
The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
United's shared purpose is "Connecting People. Uniting the World." From our U.S. hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers. United is bringing back our customers' favorite destinations and adding new ones on its way to becoming the world's best airline. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, the potential impacts of the COVID-19 pandemic and other macroeconomic factors and steps the company plans to take in response thereto and goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet, product development, ESG targets and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results,

United Airlines Announces Financial Results – Returns to Profitability
goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals", "targets", "confident", "dedicated" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the adverse impacts of the ongoing COVID-19 global pandemic on our business, operating results, financial condition and liquidity; execution risks associated with our strategic operating plan; changes in our network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders, as well as any inability to accept or integrate new aircraft into our fleet as planned; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and voluntary or mandatory operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally (including inflationary pressures); reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constrains at our hubs or other airports; geopolitical conflict, terrorist attacks or security events; any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; increasing privacy and data security obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions on our operations; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, including our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel (including as a result of the Russia-Ukraine military conflict); the impacts of our significant amount of financial leverage from fixed obligations, the possibility we may seek material amounts of additional financial liquidity in the short-term, and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus® financing agreements; the impacts of the proposed phaseout of the London interbank offer rate; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of

United Airlines Announces Financial Results – Returns to Profitability
our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, weather events, infrastructure and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. In addition, certain forward-looking outlook provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, the timing of the return to a more stable business environment, the volatility of aircraft fuel prices, customer behavior changes and return in demand for air travel, among other things (together, the "Recovery Process"). The COVID-19 pandemic and the measures taken in response may continue to impact many aspects of our business, operating results, financial condition and liquidity in a number of ways, including labor shortages (including reductions in available staffing and related impacts to the company's flight schedules and reputation), facility closures and related costs and disruptions to the company's and its business partners' operations, reduced travel demand and consumer spending, increased operating costs, supply chain disruptions, logistics constraints, volatility in the price of our securities, our ability to access capital markets and volatility in the global economy and financial markets generally. If the actual Recovery Process differs materially from our assumptions, the impact of the COVID-19 pandemic on our business could be worse than expected, and our actual results may be negatively impacted and may vary materially from our expectations and projections. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change. For instance, we regularly monitor future demand and booking trends and adjust capacity, as needed. As such, our actual flown capacity may differ materially from currently published flight schedules or current estimations.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Announces Financial Results – Returns to Profitability
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,			% Increase/ (Decrease) 2022 vs. 2019	Six Months Ended June 30,			% Increase/ (Decrease) 2022 vs. 2019
(In millions, except per share data)	2022	2021	2019		2022	2021	2019
Operating revenue:
Passenger revenue	$10,829	$4,366	$10,486	3.3	$17,177	$6,682	$19,211	(10.6)
Cargo	574	606	295	94.6	1,201	1,103	581	106.7
Other operating revenue	709	499	621	14.2	1,300	907	1,199	8.4
Total operating revenue	12,112	5,471	11,402	6.2	19,678	8,692	20,991	(6.3)

Operating expense:
Salaries and related costs	2,836	2,276	3,057	(7.2)	5,623	4,500	5,930	(5.2)
Aircraft fuel	3,811	1,232	2,385	59.8	6,041	2,083	4,408	37.0
Landing fees and other rent	668	564	660	1.2	1,280	1,083	1,248	2.6
Depreciation and amortization	611	620	560	9.1	1,222	1,243	1,107	10.4
Regional capacity purchase	567	547	715	(20.7)	1,132	1,026	1,403	(19.3)
Aircraft maintenance materials and outside repairs	527	302	421	25.2	934	571	829	12.7
Distribution expenses	393	139	442	(11.1)	619	224	802	(22.8)
Aircraft rent	67	52	73	(8.2)	128	107	154	(16.9)
Special charges (credits)	112	(948)	71	NM	104	(2,325)	89	NM
Other operating expenses	1,642	957	1,546	6.2	3,093	1,831	3,054	1.3
Total operating expense	11,234	5,741	9,930	13.1	20,176	10,343	19,024	6.1

Operating income (loss)	878	(270)	1,472	(40.4)	(498)	(1,651)	1,967	NM

Nonoperating income (expense):
Interest expense	(420)	(426)	(191)	119.9	(844)	(779)	(379)	122.7
Interest capitalized	22	22	21	4.8	46	39	43	7.0
Interest income	33	12	38	(13.2)	38	19	67	(43.3)
Unrealized gains (losses) on investments, net	(40)	147	34	NM	(40)	125	51	NM
Miscellaneous, net	(14)	(49)	(20)	(30.0)	5	(68)	(28)	NM
Total nonoperating expense, net	(419)	(294)	(118)	255.1	(795)	(664)	(246)	223.2

Income (loss) before income taxes	459	(564)	1,354	(66.1)	(1,293)	(2,315)	1,721	NM

Income tax expense (benefit)	130	(130)	302	(57.0)	(245)	(524)	377	NM
Net income (loss)	$329	$(434)	$1,052	(68.7)	$(1,048)	$(1,791)	$1,344	NM

Diluted earnings (loss) per share	$1.00	$(1.34)	$4.02	(75.1)	$(3.22)	$(5.60)	$5.07	NM
Diluted weighted average shares	330.3	323.6	261.6	26.3	325.9	320.1	264.9	23.0

NM Not meaningful

United Airlines Announces Financial Results – Returns to Profitability
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Information is as follows (in millions, except for percentage changes):

	2Q 2022 Passenger Revenue	Passenger Revenue vs. 2Q 2019	PRASM vs. 2Q 2019	Yield vs. 2Q 2019	Available Seat Miles vs. 2Q 2019	2Q 2022 Available Seat Miles	2Q 2022 Revenue Passenger Miles
Domestic	$7,154	9.3%	24.8%	21.5%	(12.4%)	36,324	32,654

Europe	1,843	7.4%	5.2%	6.1%	2.1%	12,729	10,582
Latin America	1,075	22.6%	13.5%	12.8%	8.0%	7,441	6,416
Pacific	428	(62.3%)	15.2%	42.3%	(67.3%)	3,519	2,354
Middle East/India/Africa	329	55.9%	(1.2%)	(1.7%)	57.8%	2,592	2,296
International	3,675	(6.7%)	12.7%	15.0%	(17.2%)	26,281	21,648

Consolidated	$10,829	3.3%	20.8%	19.8%	(14.5%)	62,605	54,302

Select operating statistics are as follows:

	Three Months Ended June 30,			% Increase/ (Decrease) 2022 vs. 2019		Six Months Ended June 30,			% Increase/ (Decrease) 2022 vs. 2019
	2022	2021	2019			2022	2021	2019
Passengers (thousands) (a)	37,923	23,909	42,592	(11.0)		67,256	38,583	79,046	(14.9)
Revenue passenger miles ("RPMs") (millions) (b)	54,302	28,514	63,001	(13.8)		92,946	45,762	116,098	(19.9)
Available seat miles ("ASMs") (millions) (c)	62,605	39,613	73,240	(14.5)		115,869	69,983	138,885	(16.6)
Passenger load factor: (d)
Consolidated	86.7%	72.0%	86.0%	0.7	pts.	80.2%	65.4%	83.6%	(3.4)	pts.
Domestic	89.9%	83.3%	87.5%	2.4	pts.	84.0%	75.4%	85.2%	(1.2)	pts.
International	82.4%	53.2%	84.0%	(1.6)	pts.	74.6%	48.8%	81.5%	(6.9)	pts.
Passenger revenue per available seat mile (cents)	17.30	11.02	14.32	20.8		14.82	9.55	13.83	7.2
Total revenue per available seat mile ("TRASM") (cents)	19.35	13.81	15.57	24.3		16.98	12.42	15.11	12.4
Average yield per revenue passenger mile (cents) (e)	19.94	15.31	16.64	19.8		18.48	14.60	16.55	11.7
Cargo revenue ton miles (millions) (f)	752	892	831	(9.5)		1,543	1,657	1,636	(5.7)
Aircraft in fleet at end of period	1,323	1,315	1,344	(1.6)		1,323	1,315	1,344	(1.6)
Average stage length (miles) (g)	1,432	1,309	1,469	(2.5)		1,403	1,297	1,459	(3.8)
Employee headcount, as of June 30 (in thousands) (h)	91.2	84.4	94.6	(3.6)		91.2	84.4	94.6	(3.6)
Average aircraft fuel price per gallon	$4.18	$1.97	$2.16	93.5		$3.58	$1.87	$2.11	69.7
Fuel gallons consumed (millions)	912	625	1,102	(17.2)		1,687	1,115	2,087	(19.2)
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each revenue passenger mile flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) This total includes employees who elected to voluntarily separate from the company but who are still on pre-separation leave of absence with pay and benefit

United Airlines Announces Financial Results – Returns to Profitability
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted EBITDA margin, adjusted operating income (loss), adjusted operating expenses, adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM, excluding special charges, third-party business expenses, fuel, and profit sharing (CASM-ex), operating expenses excluding special charges, adjusted capital expenditures, free cash flow, and free cash flow, net of financings, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

United Airlines Announces Financial Results – Returns to Profitability

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges (credits), third-party business expenses, fuel expense and profit sharing. UAL believes that adjusting for special charges (credits) is useful to investors because special charges (credits) are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

UAL also reports EBITDA excluding special charges (credits), nonoperating unrealized (gains) losses on investments, net, nonoperating debt extinguishment and modification fees and nonoperating special termination benefits. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance.

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	2019	2022	2021	2019
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	17.94	14.49	13.56	17.41	14.78	13.70
Special charges (credits)	0.17	(2.40)	0.10	0.09	(3.32)	0.07
Third-party business expenses	0.06	0.08	0.05	0.06	0.08	0.05
Fuel expense	6.09	3.11	3.26	5.21	2.97	3.17
Profit sharing	—	—	0.22	—	—	0.14
CASM-ex (Non-GAAP)	11.62	13.70	9.93	12.05	15.05	10.27

Adjusted EBITDA	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	2019	2022	2021	2019
Net income (loss)	$329	$(434)	$1,052	$(1,048)	$(1,791)	$1,344
Adjusted for:
Depreciation and amortization	611	620	560	1,222	1,243	1,107
Interest expense, net of capitalized interest and interest income	365	392	132	760	721	269
Income tax expense (benefit)	130	(130)	302	(245)	(524)	377
Special charges (credits)	112	(948)	71	104	(2,325)	89
Nonoperating unrealized (gains) losses on investments, net	40	(147)	(34)	40	(125)	(51)
Nonoperating debt extinguishment and modification fees	—	62	—	7	62	—
Nonoperating special termination benefits	—	—	—	—	46	—
Adjusted EBITDA	$1,587	$(585)	$2,083	$840	$(2,693)	$3,135
Adjusted EBITDA margin	13.1%	(10.7)%	18.3%	4.3%	(31.0)%	14.9%

United Airlines Announces Financial Results – Returns to Profitability
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)
UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, net of flight equipment purchase deposit returns, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended June 30,		Six Months Ended June 30,
Capital Expenditures (in millions)	2022	2021	2022	2021
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$550	$861	$952	$1,305
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	—	252	—	761
Adjustment to property and equipment acquired through other financial liabilities (a)	—	26	—	(14)
Adjusted capital expenditures (Non-GAAP)	$550	$1,139	$952	$2,052

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$2,691	$2,675	$4,167	$3,122
Less capital expenditures, net of flight equipment purchase deposit returns	550	861	952	1,305
Free cash flow, net of financings (Non-GAAP)	$2,141	$1,814	$3,215	$1,817

Net cash provided by operating activities (GAAP)	$2,691	$2,675	$4,167	$3,122
Less adjusted capital expenditures (Non-GAAP)	550	1,139	952	2,052
Less aircraft operating lease additions	—	33	4	175
Free cash flow (Non-GAAP)	$2,141	$1,503	$3,211	$895

(a) United entered into agreements with third parties to finance through sale and leaseback transactions new Boeing model 787 aircraft and Boeing model 737 MAX aircraft subject to purchase agreements between United and Boeing. In connection with the delivery of each aircraft from Boeing, United assigned its right to purchase such aircraft to the buyer, and simultaneous with the buyer's purchase from Boeing, United entered into a long-term lease for such aircraft with the buyer as lessor. Upon delivery of each aircraft, the company accounted for the aircraft, which has a repurchase option at a price other than fair value, as part of Total operating property and equipment, net on the company's balance sheet and the related obligation as Current maturities of other financial liabilities and Other financial liabilities (noncurrent) since they did not qualify for sale recognition. If the repurchase option is not exercised, these aircraft will be accounted for as leased assets at the time of the option expiration and the related assets and liabilities will be adjusted to the present value of the remaining lease payments at that time. This adjustment reflects the difference between the recorded amounts and the present value of future lease payments at inception.

United Airlines Announces Financial Results – Returns to Profitability
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended June 30,			% Increase/ (Decrease) 2022 vs. 2019	Six Months Ended June 30,			% Increase/ (Decrease) 2022 vs. 2019
(in millions)	2022	2021	2019		2022	2021	2019
Operating expenses (GAAP)	$11,234	$5,741	$9,930	13.1	$20,176	$10,343	$19,024	6.1
Special charges (credits)	112	(948)	71	NM	104	(2,325)	89	NM
Operating expenses, excluding special charges (credits)	11,122	6,689	9,859	12.8	20,072	12,668	18,935	6.0
Adjusted to exclude:
Third-party business expenses	36	30	41	(12.2)	70	56	71	(1.4)
Fuel expense	3,811	1,232	2,385	59.8	6,041	2,083	4,408	37.0
Profit sharing	—	—	161	(100.0)	—	—	194	(100.0)
Adjusted operating expenses (Non-GAAP)	$7,275	$5,427	$7,272	—	$13,961	$10,529	$14,262	(2.1)

Operating income (loss) (GAAP)	$878	$(270)	$1,472	(40.4)	$(498)	$(1,651)	$1,967	NM
Adjusted to exclude:
Special charges (credits)	112	(948)	71	NM	104	(2,325)	89	NM
Adjusted operating income (loss) (Non-GAAP)	$990	$(1,218)	$1,543	(35.8)	$(394)	$(3,976)	$2,056	NM

Operating margin	7.2%	(4.9)%	12.9%	(5.7) pts.	(2.5)%	(19.0)%	9.4%	(11.9) pts.
Adjusted operating margin (Non-GAAP)	8.2%	(22.3)%	13.5%	(5.3) pts.	(2.0)%	(45.7)%	9.8%	(11.8) pts.

Pre-tax income (loss) (GAAP)	$459	$(564)	$1,354	(66.1)	$(1,293)	$(2,315)	$1,721	NM
Adjusted to exclude:
Special charges (credits)	112	(948)	71	NM	104	(2,325)	89	NM
Unrealized (gains) losses on investments, net	40	(147)	(34)	NM	40	(125)	(51)	NM
Debt extinguishment and modification fees	—	62	—	NM	7	62	—	NM
Special termination benefits	—	—	—	NM	—	46	—	NM
Interest expense on ERJ 145 finance leases	—	—	25	NM	—	—	46	NM
Adjusted pre-tax income (loss) (Non-GAAP)	$611	$(1,597)	$1,416	(56.9)	$(1,142)	$(4,657)	$1,805	NM

Pre-tax margin	3.8%	(10.3)%	11.9%	(8.1) pts.	(6.6)%	(26.6)%	8.2%	(14.8) pts.
Adjusted pre-tax margin (Non-GAAP)	5.0%	(29.2)%	12.4%	(7.4) pts.	(5.8)%	(53.6)%	8.6%	(14.4) pts.

Net income (loss) (GAAP)	$329	$(434)	$1,052	(68.7)	$(1,048)	$(1,791)	$1,344	NM
Adjusted to exclude:
Special charges (credits)	112	(948)	71	NM	104	(2,325)	89	NM
Unrealized (gains) losses on investments, net	40	(147)	(34)	NM	40	(125)	(51)	NM
Debt extinguishment and modification fees	—	62	—	NM	7	62	—	NM
Special termination benefits	—	—	—	NM	—	46	—	NM
Interest expense on ERJ 145 finance leases	—	—	25	NM	—	—	46	NM
Income tax expense (benefit) on adjustments, net	(10)	203	(14)	NM	(10)	494	(19)	NM
Adjusted net income (loss) (Non-GAAP)	$471	$(1,264)	$1,100	(57.2)	$(907)	$(3,639)	$1,409	NM

Diluted earnings (loss) per share (GAAP)	$1.00	$(1.34)	$4.02	(75.1)	$(3.22)	$(5.60)	$5.07	NM
Adjusted to exclude:
Special charges (credits)	0.34	(2.93)	0.27	NM	0.32	(7.26)	0.34	NM
Unrealized (gains) losses on investments, net	0.12	(0.46)	(0.13)	NM	0.12	(0.39)	(0.19)	NM
Debt extinguishment and modification fees	—	0.19	—	NM	0.03	0.19	—	NM
Special termination benefits	—	—	—	NM	—	0.15	—	NM
Interest expense on ERJ 145 finance leases	—	—	0.10	NM	—	—	0.17	NM
Income tax expense (benefit) on adjustments, net	(0.03)	0.63	(0.05)	NM	(0.03)	1.54	(0.07)	NM
Adjusted diluted income (loss) per share (Non-GAAP)	$1.43	$(3.91)	$4.21	(66.0)	$(2.78)	$(11.37)	$5.32	NM
NM Not Meaningful

United Airlines Announces Financial Results – Returns to Profitability
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$16,885	$18,283
Short-term investments	3,190	123
Restricted cash	43	37
Receivables, less allowance for credit losses (2022 — $31; 2021 — $28)	2,217	1,663
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2022 — $578; 2021 — $546)	1,153	983
Prepaid expenses and other	883	745
Total current assets	24,371	21,834

Total operating property and equipment, net	31,853	32,074
Operating lease right-of-use assets	4,440	4,645
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2022 — $1,451; 2021 — $1,544)	2,782	2,803
Restricted cash	204	213
Deferred income taxes	907	659
Investments in affiliates and other, less allowance for credit losses (2022 — $623; 2021 — $622)	1,297	1,420
Total other assets	9,717	9,622
Total assets	$70,381	$68,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,755	$2,562
Accrued salaries and benefits	1,943	2,121
Advance ticket sales	9,931	6,354
Frequent flyer deferred revenue	2,590	2,239
Current maturities of long-term debt	3,012	3,002
Current maturities of other financial liabilities	914	834
Current maturities of operating leases	543	556
Current maturities of finance leases	78	76
Other	678	560
Total current liabilities	23,444	18,304
Long-term liabilities and deferred credits:
Long-term debt	29,175	30,361
Long-term obligations under operating leases	4,997	5,152
Long-term obligations under finance leases	205	219
Frequent flyer deferred revenue	3,905	4,043
Pension liability	1,934	1,920
Postretirement benefit liability	964	1,000
Other financial liabilities	496	863
Other	1,297	1,284
Total long-term liabilities and deferred credits	42,973	44,842
Total stockholders' equity	3,964	5,029
Total liabilities and stockholders' equity	$70,381	$68,175

United Airlines Announces Financial Results – Returns to Profitability
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net cash provided by operating activities	$4,167	$3,122

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(952)	(1,305)
Purchases of short-term and other investments	(3,302)	—
Proceeds from sale of short-term and other investments	215	184
Proceeds from sale of property and equipment	138	13
Other, net	(13)	(2)
Net cash used in investing activities	(3,914)	(1,110)

Cash Flows from Financing Activities:
Proceeds from issuance of debt, net of discounts and fees	212	11,116
Proceeds from equity issuance	—	532
Payments of long-term debt, finance leases and other financing liabilities	(1,795)	(4,072)
Other, net	(71)	(22)
Net cash provided by (used in) financing activities	(1,654)	7,554
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,401)	9,566
Cash, cash equivalents and restricted cash at beginning of the period	18,533	11,742
Cash, cash equivalents and restricted cash at end of the period	$17,132	$21,308

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$—	$761
Lease modifications and lease conversions	82	59
Right-of-use assets acquired through operating leases	84	214
Equity investment interest received in exchange for aircraft	42	—
Notes receivable and warrants received for entering into agreements	2	139

United Airlines Announces Financial Results – Returns to Profitability
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized (gains) and losses on investments, net include the following:

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2022	2021	2019	2022	2021	2019
Operating:
CARES Act grant	$—	$(1,079)	$—	$—	$(2,889)	$—
Impairment of assets	—	59	61	—	59	69
Severance and benefit costs	—	11	6	—	428	12
(Gains) losses on sale of assets and other special charges	112	61	4	104	77	8
Total operating special charges (credits)	112	(948)	71	104	(2,325)	89

Nonoperating:
Nonoperating debt extinguishment and modification fees	—	62	—	7	62	—
Nonoperating special termination benefits	—	—	—	—	46	—
Nonoperating unrealized (gains) losses on investments, net	40	(147)	(34)	40	(125)	(51)
Total nonoperating special charges and unrealized (gains) losses on investments, net	40	(85)	(34)	47	(17)	(51)
Total operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net	152	(1,033)	37	151	(2,342)	38
Income tax expense (benefit), net of valuation allowance	(10)	203	(8)	(10)	494	(8)
Total operating and non-operating special charges (credits) and unrealized (gains) losses on investments, net of income taxes	$142	$(830)	$29	$141	$(1,848)	$30

CARES Act grant: During the six months ended June 30, 2021, the company received approximately $5.8 billion in funding pursuant to certain Payroll Support Programs ("PSP2" and "PSP3") under the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act"), which included an approximately $1.7 billion unsecured loan. The company recorded $1.1 billion and $2.9 billion as grant income during the three and six months ended June 30, 2021, respectively. The company also recorded $52 million and $99 million for the related warrants issued to the U.S. Treasury Department as part of the agreements related to PSP2 and PSP3, within stockholders' equity, as an offset to the grant income in the three and six months ended June 30, 2021, respectively.
Impairment of assets: During the three and six months ended June 30, 2021, the company recorded $59 million of impairments primarily related to 64 Embraer EMB 145LR aircraft and related engines that United retired from its regional aircraft fleet.
During the three months ended June 30, 2019, the company recorded a $47 million impairment for aircraft engines removed from operations, a $6 million charge for the early termination of several regional aircraft finance leases and $8 million in other miscellaneous impairments. During the six months ended June 30, 2019, in addition to the charges described above, the company recorded an $8 million fair value adjustment for aircraft purchased off lease.
Severance and benefit costs: During the three and six months ended June 30, 2021, the company recorded charges of $11 million and $428 million, respectively, related to pay continuation and benefits-related costs provided to employees who chose to voluntarily separate from the company. The company offered, based on employee group, age and completed years of service, pay continuation, health care coverage, and travel benefits. Approximately 4,500 employees elected to voluntarily separate from the company.
During the three and six months ended June 30, 2019, the company recorded $6 million and $10 million, respectively, of management severance. During the six months ended June 30, 2019, the company recorded $2 million of severance and benefit costs primarily related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters.
(Gains) losses on sale of assets and other special charges: During the three and six months ended June 30, 2022, the company recorded $112 million and $104 million, respectively, of net charges primarily comprised of $94 million for various legal matters.
During the three and six months ended June 30, 2021, the company recorded charges of $61 million and $77 million, respectively, primarily related to incentives for certain of its front-line employees to receive a COVID-19 vaccination and the termination of the lease associated with three floors of its headquarters at the Willis Tower in Chicago in the first quarter of 2021.
During the three and six months ended June 30, 2019, the company recorded $4 million and $8 million, respectively, of net charges, primarily related to the sale of aircraft engines.
Nonoperating debt extinguishment and modification fees: During the six months ended June 30, 2022, the company recorded $7 million of charges mainly related to the early redemption of $400 million of its unsecured debt.

United Airlines Announces Financial Results – Returns to Profitability
During the three and six months ended June 30, 2021, the company recorded $62 million of charges for fees and discounts related to the issuance of a new term loan and revolving credit facility and the prepayment of a CARES Act loan and a 2017 term loan and revolving credit facility.

Nonoperating special termination benefits: During the six months ended June 30, 2021, as part of first quarter voluntary separation leave programs, the company recorded $46 million of special termination benefits in the form of additional subsidies for retiree medical costs for certain U.S.-based front-line employees. The subsidies were in the form of a one-time contribution to a notional Retiree Health Account of $125,000 for full-time employees and $75,000 for part-time employees.
Nonoperating unrealized gains and losses on investments, net: All amounts represent changes to market value of equity investments.
Interest expense related to finance leases of Embraer ERJ 145 aircraft:
During the third quarter of 2018, United entered into an agreement with the lessor of 54 Embraer ERJ 145 aircraft to purchase those aircraft in 2019. The provisions of the new lease agreement resulted in a change in accounting classification of these new leases from operating leases to finance leases up until the purchase date. The company recognized $25 million and $46 million of additional interest expense in the three and six months ended June 30, 2019, respectively, as a result of this change. UAL believes that adjusting for interest expense related to finance leases of Embraer ERJ 145 aircraft in certain non-GAAP measures is useful to investors because of the accelerated recognition of interest expense.
Effective tax rate:
The company's effective tax rates for the three and six months ended June 30, 2022, 2021 and 2019 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	2019	2022	2021	2019
Effective tax rate	28.3%	23.0%	22.3%	18.9%	22.6%	21.9%
The provisions for income taxes for the three and six months ended June 30, 2021 and 2019 are based on the estimated annual effective tax rate which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items. We have historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss for the reporting period. We have used a discrete effective tax rate method to calculate taxes for the three and six months ended June 30, 2022. We believe that, at this time, the use of the discrete method for the three and six months ended June 30, 2022 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.

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